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                                                                      EXHIBIT 11


                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)

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                                              FOR THE THREE MONTHS ENDED
                                                     FEBRUARY 28,
                                              --------------------------
                                                    1998     1997
                                                   ------   ------
NET INCOME .....................................   $  609   $  136
                                                   ------   ------
                                                   ------   ------
COMMON SHARES:
    Weighted average number outstanding ........    9,087    8,603
    Number issued upon assumed exercise of
    outstanding stock options and stock
      warrants .................................      404      204
                                                   ------   ------
     Weighted average number of common and common
      equivalent shares outstanding ............    9,491    8,807
                                                   ------   ------
                                                   ------   ------
NET INCOME PER COMMON SHARE:
    Basic ......................................   $  .07   $  .02
                                                   ------   ------
                                                   ------   ------
    Diluted ....................................   $  .06   $  .02
                                                   ------   ------
                                                   ------   ------

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